Exhibit 99.1

Square Names Shake Shack CEO Randy Garutti to Board of Directors

SAN FRANCISCO, CA — July 20, 2017 — Today Square announced that Randy Garutti, CEO of Shake Shack, has joined its Board of Directors.

“Like Shake Shack, Square started small. It has since grown quickly but mindfully into an international public company,” said Garutti. “I’m excited to share my experience in growing and scaling a business, and I’m thrilled to learn from and advise such a dynamic and talented team.”

“Randy has successfully led Shake Shack through significant expansion, and his day-to-day, operational experience scaling a business will be a great asset to both Square and our sellers,” said Jack Dorsey, CEO of Square. “His passion for acting small while getting big is directly aligned with Square’s principles, and we’re excited to have him on the team.”

Garutti has served as Shake Shack’s Chief Executive Officer and on its board of directors since April 2012. Prior to leading Shake Shack, Garutti was the Director of Operations at Union Square Hospitality Group, working with CEO Danny Meyer for more than 17 years, overseeing operations for all USHG restaurants. In addition, Garutti served as General Manager of numerous acclaimed restaurants including Union Square Cafe and Tabla. Garutti graduated from Cornell University’s School of Hotel Administration in 1997.

Square’s Board of Directors also includes Jack Dorsey, Roelof Botha, Paul Deighton, Jim McKelvey, Mary Meeker, Ruth Simmons, Larry Summers, and David Viniar.

About Square, Inc.

Square, Inc. (NYSE:SQ) creates tools that help sellers start, run, and grow their businesses. Square enables sellers to accept card payments and also provides reporting and analytics, next-day settlement, and chargeback protection. Square’s point-of-sale software and other business services help sellers manage inventory, locations, and employees; access financing; engage customers; and grow sales. Square Cash is an easy way for businesses and individuals to send and receive money, and Caviar is a food ordering service for popular restaurants. Square was founded in 2009 and is headquartered in San Francisco, with offices in the United States, Canada, Japan, Australia, Ireland, and the UK.